ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

April 18, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of ALR Technologies, Inc. dated April 17, 2013 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or to disagree with other statements of ALR Technologies, Inc. contained therein.

Very truly yours,

Anton & Chia, LLP

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